CDTi President and CEO R. Craig Breese to Step Down

Board of Directors to Begin Search for Successor

Ventura, Calif., December 10, 2013 -- Clean Diesel Technologies, Inc. (NASDAQ:CDTI) ("CDTi" or the "Company"), a leader in advanced emissions control solutions, announced today that R. Craig Breese has resigned his position as President, Chief Executive Officer and a member of the Board of Directors to pursue other opportunities.  Mr. Breese will serve in a transitional capacity through January 8, 2014. The Board of Directors will undertake to identify and consider candidates for Mr. Breese’s successor and has established an interim Office of the Chief Executive Officer to provide ongoing leadership and continuity for the business following Mr. Breese’s departure. The Office of the Chief Executive Officer will be filled by Nikhil A. Mehta, CDTi’s Chief Financial Officer, and Pedro J. Lopez-Baldrich, CDTi’s General Counsel and Vice President of Administration. Mr. Mehta and Mr. Lopez-Baldrich will temporarily assume the responsibilities of the Chief Executive Officer and will report directly to the Board of Directors.

“On behalf of the Board of Directors, I want to thank Craig for his many contributions to CDTi during his tenure,” said Alexander Ellis, Chairman of the Board of Directors. “Since joining CDTi, he has successfully led the business through a challenging economic environment, while ensuring the Company is well-positioned to capitalize on its capabilities as a leading materials technology company and to grow the business.  We are grateful to him for his efforts and success at helping CDTi better realize the Company's potential and wish him the best in his future endeavors.”

About CDTi

CDTi is a vertically integrated global manufacturer and distributor of emissions control systems and products, focused on the heavy duty diesel and light duty vehicle markets. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other technologies to provide high-value sustainable solutions to reduce emissions, increase energy efficiency and lower the carbon intensity of on- and off-road engine applications. CDTi is headquartered in Ventura, California and currently has operations in the U.S., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

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Contact Information:

Kevin M. McGrath

Cameron Associates, Inc.

Tel:  +1 (212) 245-4577